Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2007 (August 14, 2007 as to the reclassification of the European Coated Paperboard operations from the Printing Papers reportable segment to the Consumer Packaging reportable segment as discussed in Note 3) relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to International Paper Company’s adoption of new accounting standards), and of our report dated February 26, 2007 on management’s report on the effectiveness of internal control over financial reporting, appearing in the Current Report on Form 8-K dated August 14, 2007 of International Paper Company, and of our report dated February 26, 2007 relating to the financial statement schedule of International Paper Company appearing in the Annual Report on Form 10-K of International Paper Company for the year ended December 31, 2006, and our reports dated June 26, 2007 appearing in the Annual Reports on Form 11-K of the Hourly Savings Plan and Salaried Savings Plan of International Paper Company for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Memphis, Tennessee

August 15, 2007